Exhibit 6(d)

                               FEE WAIVER/EXPENSE
                             REIMBURSEMENT AGREEMENT

      THIS FEE WAIVER/EXPENSE REIMBURSEMENT AGREEMENT (the "Agreement") is made
as of [      ], 2007 by and among BlackRock Advisors, LLC ("BlackRock Advisors")
and BlackRock Bond Fund, Inc. (the "Corporation"), on behalf of itself and BlackRock Bond Fund, a series of the Corporation, (the "Fund").

      WHEREAS, BlackRock Advisors and the Corporation have determined that the total annual fund operating expenses of certain classes of the Fund's shares may increase as a result of the reorganization with Total Return;

      WHEREAS, BlackRock Advisors and the Corporation have entered into an investment management agreement dated as of October 2, 2006 (the "Management Agreement") whereby BlackRock Advisors provides certain advisory services to the Corporation and the Fund;

      WHEREAS, BlackRock Advisors desires to waive all or a portion of its fees, and/or reimburse all or a portion of the expenses of the Fund under the Management Agreement, as may from time to time be necessary as provided herein;

      WHEREAS, BlackRock Advisors understands and intends that the Corporation will rely on this Agreement in preparing registration statements on Form N-1A and in accruing the expenses of the Fund for purposes of calculating net asset value and for other purposes, and expressly permits the Corporation to do so; and

      WHEREAS, shareholders of the Fund will benefit from the ongoing waivers and/or reimbursements by incurring lower operating expenses than they would absent such waivers and/or reimbursements.

      NOW, THEREFORE, BlackRock Advisors agrees to waive fees and/or reimburse direct expenses of the Fund to the extent necessary to limit the ordinary annual operating expenses (excluding: (i) interest, taxes, brokerage commissions, and other expenditures which are capitalized in accordance with generally accepted accounting principles; (ii) expenses incurred indirectly by Bond Fund as a result of investments in other investment companies and pooled investment vehicles; (iii) other expenses attributable to, and incurred as a result of, Bond Fund's investments; and (iv) other extraordinary expenses not incurred in the ordinary course of Bond Fund's business) (a) with respect to Investor A shares of the Fund, to 0.90% of the average daily net assets of the Fund attributable to Investor A shares for the annual period, (b) with respect to Investor B and Investor C shares of the Fund, to 1.65% of the average daily net assets of the Fund attributable to Investor B and Investor C shares, respectively, for the annual period, (c) with respect to Institutional shares of the Fund, to 0.55% of the average daily net assets of the Fund attributable to Institutional shares for the annual period, (d) with respect to Service shares of the Fund, to 0.85% of the average daily net assets of the Fund attributable to Service shares for the annual period, (e) with respect to Class R shares of the Fund, to 1.10% of the average daily net assets of the Fund attributable to Class R shares for the annual period, and (f) with respect to BlackRock shares of the Fund, to 0.40% of the average daily net assets of the Fund attributable to BlackRock shares for the annual period; provided, however, that in no event shall


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the sum of the fees waived and the expenses reimbursed by BlackRock Advisors exceed the amount of fees actually due to BlackRock Advisors under the Management Agreement. The relative amounts of the fees waived and the expenses reimbursed by BlackRock Advisors pursuant to this paragraph and the relative reduction of the investment advisory fee pursuant to this paragraph will be determined by BlackRock Advisors in its discretion, so long as the total ordinary annual operating expenses incurred by the stated classes of shares of the Fund do not exceed the amounts stated above.

      This Agreement shall be effective from the date hereof until February 1, 2008.


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

      IN WITNESS WHEREOF, BlackRock Advisors and the Corporation have agreed to this Fee Waiver/Expense Reimbursement Agreement as of the day and year first above written.

                                BLACKROCK ADVISORS, LLC
                                By:

                                By:
                                   ---------------------------------------------
                                   Name:  Donald C. Burke
                                   Title: Managing Director

                                BLACKROCK BOND FUND, INC., on behalf of itself and BlackRock Bond Fund

                                By:
                                   ---------------------------------------------
                                   Name:  Donald C. Burke
                                   Title: Vice President and Treasurer


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